Exhibit 3.3

AMENDED AND RESTATED BY-LAW NO. 1

A by-law relating generally to the
transaction of the business and
affairs of

DEEPGREENX GROUP INC.

TABLE OF CONTENTS

Section One INTERPRETATION		1

1.1	Definitions	1

Section Two BUSINESS OF THE CORPORATION		2

2.1	Registered Office	2
2.2	Corporate Seal	2
2.3	Financial Year	2
2.4	Execution of Instruments	2
2.5	Banking Arrangements	2
2.6	Voting Rights in Other Bodies Corporate	2
2.7	Divisions	2

Section Three BORROWING AND SECURITY		3

3.1	Borrowing	3
3.2	Delegation	3

Section Four DIRECTORS		4

4.1	Number of Directors	4
4.2	Qualification	4
4.3	Board Composition.	4
4.4	Election and Term	4
4.5	Removal of Directors	4
4.6	Advance Notice of Nominations of Directors.	4
4.7	Vacation of Office	8
4.8	Vacancies	8
4.10	Action by the Board	8
4.12	Meeting by Telephone or Electronic Facility	8
4.13	Place of Meetings	8
4.14	Calling of Meetings	9
4.15	Notice of Meeting	9
4.16	First Meeting of New Board	9
4.17	Adjourned Meeting	9
4.18	Regular Meetings	9
4.19	Chair of the Board	9
4.20	Board Meeting Chair	9
4.21	Quorum	9
4.22	Votes to Govern	9
4.23	Conflict of Interest	9
4.24	Remuneration and Expenses	9

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Section Five COMMITTEES		10

5.1	Committees of the Board	10
5.2	Transaction of Business	10
5.4	Advisory Bodies	10
5.5	Quorum and Procedure	10

Section Six OFFICERS		11

6.1	Appointment	11
6.2	Powers and Duties of Officers	11
6.3	Term of Office	11
6.4	Agents and Attorneys	11
6.5	Conflict of Interest	11

Section Seven PROTECTION OF DIRECTORS, OFFICERS AND OTHERS		12

7.1	Limitation of Liability	12
7.2	Indemnity.	12
7.3	Insurance	12

Section Eight SHARES		13

8.1	Options or Rights	13
8.2	Commissions.	13
8.3	Dealing with Registered Holders	13
8.4	Share Certificates	13
8.5	Replacement of Share Certificates	13
8.6	Joint Shareholders	13
8.7	Deceased Shareholders	13
8.8	Transfer Agents and Registrars	13
8.9	Electronic Book-Based or Other Non-Certificated Registered Positions	13

Section Nine DIVIDENDS		14

9.1	Dividends	14
9.2	Wire Transfers or Cheques	14
9.3	Non-Receipt of Wire Transfers or Cheques	14
9.4	Record Date for Dividends	14

Section Ten MEETINGS OF SHAREHOLDERS		15

10.1	Annual Meetings	15
10.2	Special Meetings	15
10.3	Participation in Meeting by Electronic Means	15
10.4	Place of Meetings	15
10.5	Meetings by Electronic Means	15
10.6	Notice of Meetings	15
10.7	List of Shareholders Entitled to Notice	15
10.8	Record Date for Notice	16
10.9	Chair, Secretary and Scrutineers	16
10.10	Persons Entitled to be Present	16
10.11	Quorum	16
10.12	Right to Vote	16

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10.13	Proxyholders and Representatives	16
10.14	Time for Deposit of Proxies	17
10.15	Joint Shareholders	17
10.16	Votes to Govern	17
10.17	Show of Hands	17
10.18	Ballots	17
10.19	Adjournment	17

Section Eleven NOTICES		18

11.1	Method of Giving Notices	18
11.2	Notice to Joint Shareholders	18
11.3	Computation of Time	18
11.4	Undelivered Notices	18
11.5	Omissions and Errors	18
11.6	Persons Entitled by Death or Operation of Law	18
11.7	Waiver of Notice	18
11.8	Electronic Documents	18

Section Twelve FORUM SELECTION		19

Section Thirteen EFFECTIVE DATE AND REPEAL		20

13.1	Effective Date	20
13.2	Repeal	20

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BE IT ENACTED as a by-law of the Corporation as follows:

Section One

INTERPRETATION

1.1 Definitions. In the By-laws, unless the context otherwise requires:

“Act” means the Canada Business Corporations Act, or any statute that may be substituted for it, and the regulations to it, as from time to time amended.

“Articles” means the articles attached to the certificate of incorporation of the Corporation as from time to time amended or restated.

“Board” means the board of directors of the Corporation.

“By-Laws” means This By-Law and all other by-laws of the Corporation from time to time in force and effect.

“Close of Business” means 5:00 p.m. (Toronto time) on a business day in Ontario, Canada.

“Corporation” means the corporation incorporated under the Act by the said certificate to which the Articles are attached, and named “DeepGreenX Group Inc.”.

“Director” means a member of the Board.

“Meeting of Shareholders” includes an annual meeting of shareholders and a special meeting of shareholders.

“Public Announcement” means disclosure in a press release disseminated by the Corporation through a national news service in the United States, or in a document filed by the Corporation for public access under its profile on the Electronic Data Gathering, Analysis and Retrieval at www.edgar.com.

“Recorded Address” means: in the case of a shareholder, the address as recorded in the securities register; in the case of joint shareholders, the address appearing in the securities register in respect of such joint holding or the first address so appearing if there are more than one; and in the case of a Director, officer, auditor or member of a committee of the Board, the latest address as recorded in the records of the Corporation.

“This By-Law” means this Amended and Restated By-Law No. 1 of the Corporation.

Except as provided above, words and expressions defined in the Act, including “distributing corporation” and “resident Canadian”, have the same meanings when used herein. Words importing the singular number include the plural and vice versa and words importing a person include an individual, partnership, association, body corporate, trustee, executor, administrator and legal representative.

Section Two

BUSINESS OF THE CORPORATION

2.1 Registered Office. The registered office of the Corporation shall be in the province in Canada from time to time specified in the Articles, and at such location within such province initially as is specified in the notice thereof filed with the Articles and thereafter as the Board may from time to time determine.

2.2 Corporate Seal. The Corporation may, but need not, adopt a corporate seal and if one is adopted it shall be in a form approved from time to time by the Board.

2.3 Financial Year. Until changed by the Board, the financial year of the Corporation shall end on the last day of December in each year.

2.4 Execution of Instruments. Deeds, transfers, assignments, contracts, obligations, certificates and other instruments may be signed on behalf of the Corporation by any one Director or officer of the Corporation as authorized by the Board from time to time. The Board may, by resolution, establish certain protocols and authorities for the signing of deeds, transfers, assignments, contracts, obligations, certificates and other instruments on behalf of the Corporation. Any signing officer may affix the corporate seal to any instrument requiring the same.

2.5 Banking Arrangements. The banking business of the Corporation, including, without limitation, the borrowing of money and the giving of security for it, shall be transacted with such banks, trust companies or other bodies corporate or organizations as may from time to time be designated by or under the authority of the Board. Such banking business or any part of it shall be transacted under such agreements, instructions and delegations of powers as the Board may from time to time prescribe.

2.6 Voting Rights in Other Bodies Corporate. The signing officers of the Corporation under Section 2.4 may execute and deliver proxies and arrange for the issuance of voting certificates or other evidence of the right to exercise the voting rights attaching to any securities held by the Corporation. Such instruments shall be in favour of such persons as may be determined by the officers executing or arranging for them. In addition, the Board may from time to time direct the manner in which and the persons by whom any particular voting rights or class of voting rights may or shall be exercised.

2.7 Divisions. The Board may cause the business and operations of the Corporation or any part of them to be divided into one or more divisions upon such basis, including, without limitation, types of business or operations, geographical territories, product lines or goods or services, as may be considered appropriate in each case. In connection with any such division, the Board or subject to any direction by the Board, the chief executive officer may authorize from time to time, upon such basis as may be considered appropriate in each case:

(a)	Subdivision and Consolidation. the further division of the business and operations of any such division into sub-units and the consolidation of the business and operations of any such divisions and sub-units;

(b)	Name. the designation of any such division or sub-unit by, and the carrying on of the business and operations of any such division or sub-unit under, a name other than the name of the Corporation, provided that the Corporation shall set out its name in legible characters in all places required by law; and

(c)	Officers. the appointment of officers for any such division or sub-unit, the determination of their powers and duties, and the removal of any of such officers so appointed, provided that any such officers shall not, as such, be officers of the Corporation.

Section Three

BORROWING AND SECURITY

3.1 Borrowing Power. Without limiting the borrowing powers of the Corporation as set forth in the Act, but subject to the Articles, the Board may from time to time on behalf of the Corporation, without authorization of the shareholders:

(a)	borrow money on the credit of the Corporation;

(b)	issue, reissue, sell, pledge or hypothecate debt obligations of the Corporation;

(c)	give a guarantee on behalf of the Corporation to secure performance of an obligation of any person; and

(d)	mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any obligation of the Corporation.

Nothing in this section limits or restricts the borrowing of money by the Corporation on bills of exchange or promissory notes made, drawn, accepted or endorsed by or on behalf of the Corporation.

3.2 Delegation. Unless the Articles otherwise provide, the Board may from time to time delegate to a Director, a committee of the Board, or an officer of the Corporation any or all of the powers conferred on the Board by this section to such extent and in such manner as the Board may determine at the time of such delegation.

Section Four

DIRECTORS

4.1 Number of Directors. Until changed in accordance with the Act, the Board shall consist of not fewer than the minimum number and not more than the maximum number of Directors provided in the Articles. The Board shall consist of not fewer than the minimum number of Directors required by the Act for a distributing corporation, applicable securities laws and applicable stock exchange requirements.

4.2 Qualification. No person shall be qualified for election as a Director if such person is less than 18 years of age, is incapable and has been so found by a court in Canada or elsewhere, is not an individual, or has the status of a bankrupt. Unless the Articles otherwise provide, a Director need not be a shareholder.

4.3 Board Composition. At least such number of Directors as may be specified by the Act for a distributing corporation, applicable securities laws and applicable stock exchange requirements shall not be officers or employees of the Corporation or of its affiliates. Subject to the Act, at least 25% of the Directors shall be resident Canadians, or if the number of Directors is fewer than four, at least one Director shall be a resident Canadian.

4.4 Election and Term. The election of Directors shall take place at each annual meeting of shareholders and all the Directors then in office shall retire but, if qualified, shall be eligible for re-election. The number of Directors to be elected at any such meeting shall be the number of Directors then in office unless the Directors otherwise determine. If the shareholders adopt an amendment to the Articles to increase the number or maximum number of Directors, the shareholders may, at the Meeting of Shareholders at which they adopt the amendment, elect the additional number of Directors authorized by the amendment. The election shall be by resolution and a separate vote of shareholders shall be taken with respect to each candidate nominated for Director, provided that, subject to the Act, if there is only one candidate nominated for each position available on the Board, each candidate is elected only if the number of votes cast in their favour represents a majority of the votes cast for and against them by the shareholders who are present in person or represented by proxy, unless the Articles require a greater number of votes. If an election of Directors is not held at the proper time, the incumbent Directors shall continue in office until their successors are elected.

4.5 Removal of Directors. Subject to the Act, the shareholders may by resolution passed at a Meeting of Shareholders specially called for such purpose remove any Director from office and the vacancy created by such removal may be filled at such Meeting of Shareholders, failing which it may be filled by the Board.

4.6 Advance Notice of Nominations of Directors.

(a)	Subject only to the Act, applicable securities laws and the Articles, only persons who are nominated in accordance with the following procedures shall be eligible for election as Directors. Nominations of persons for election to the Board may be made at any annual meeting of shareholders, or at any special meeting of shareholders if the election of Directors is a matter specified in the notice of meeting,

(i)	by or at the direction of the Board, including pursuant to a notice of meeting;

(ii)	by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Act, or a requisition of a shareholders meeting by one or more of the shareholders made in accordance with the provisions of the Act; or

(iii)	by any person (a “Nominating Shareholder”) who (A) at the Close of Business on the date of the giving of the notice provided for in this Section 4.6 and on the record date for notice of such Meeting of Shareholders, is entered in the securities register of the Corporation as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting and provides evidence of such beneficial ownership to the Corporation, and (B) complies with the notice procedures set forth below in this Section 4.6.

(b)	In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form to the secretary of the Corporation in accordance with this Section 4.6.

(c)	To be timely, a Nominating Shareholder’s notice must be given:

(i)	in the case of an annual meeting (including an annual and special meeting) of shareholders, not less than 30 days prior to the date of the meeting; provided, however, that in the event that the meeting is to be held on a date that is less than 50 days after the date (the “Notice Date”) on which the first Public Announcement of the date of the meeting was made, notice by the Nominating Shareholder may be given not later than the Close of Business on the tenth (10th) day following the Notice Date; and

(ii)	in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing Directors (whether or not also called for other purposes), not later than the Close of Business on the 15th day following the Notice Date.

(d)	To be in proper written form, a Nominating Shareholder’s notice must set forth:

(i)	as to each person whom the Nominating Shareholder proposes to nominate for election as a Director, the information relating to the person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of Directors pursuant to the Act or any applicable securities laws, including, to the extent so required, (A) the name, age, province or state, and country of residence of the person, (B) the principal occupation, business or employment of the person, both present and within the five years preceding the notice, (C) whether the person is a resident Canadian within the meaning of the Act, and (D) the number of securities of each class of voting securities of the Corporation or any of its subsidiaries beneficially owned, or controlled or directed, directly or indirectly, by such person, as of the record date for the Meeting of Shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; and

(ii)	as to the Nominating Shareholder, the information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of Directors pursuant to the Act or any applicable securities laws, including, to the extent so required, (A) the number of securities of each class of voting securities of the Corporation or any of its subsidiaries beneficially owned, or controlled or directed, directly or indirectly, by such person or any joint actors, as of the record date for the meeting (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice and (B) full particulars regarding any proxy, contract, arrangement, agreement, understanding or relationship pursuant to which such Nominating Shareholder has a right to vote or to direct or to control the voting of any shares of the Corporation.

References to “Nominating Shareholder” in this Section 4.6 shall be deemed to refer to each shareholder that nominates a person for election as a Director in the case of a nomination where more than one shareholder is involved in making such nomination.

(e)	The chair of the applicable Meeting of Shareholders shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded.

(f)	Notwithstanding any other provision of This By-Law, notice given to the secretary of the Corporation pursuant to this Section 4.6 may only be given by personal delivery, courier service, registered mail (return receipt requested) or e-mail (provided that the secretary of the Corporation has stipulated an e-mail address for purposes of this notice), and shall be deemed to have been given only at the time it is served by personal delivery, e-mail (at the address as aforesaid), or sent by courier service or registered mail (return receipt requested) to the secretary of the Corporation at the address of the principal executive offices of the Corporation; provided that if such delivery or electronic communication is made on a day which is not a business day or later than 5:00 p.m. (Toronto time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been given on the first subsequent day that is a business day and any deadline for notice to be given hereunder specified as being by the Close of Business on a day that is not a business day shall be deemed to occur on the first subsequent day that is a business day.

(g)	Notwithstanding any provisions in this section to the contrary, in the event that the number of Directors to be elected at a meeting is increased effective after the time period for which the Nominating Shareholder’s notice would otherwise be due under this section, a notice with respect to nominees for the additional directorships required by this section shall be considered timely if it shall be given not later than the Close of Business on the tenth day following the day on which the first Public Announcement of such increase was made by the Corporation.

(h)	Notwithstanding the foregoing provisions in this section, with respect to only the first Meeting of Shareholders at which members of the Board are to be elected held after the adoption by the Board of this section of This By-Law, the timely notice requirements (in accordance with this section) shall be varied such that a Nominating Shareholder’s notice to the secretary must be given no later than the later of (i) the latest applicable date otherwise provided for under this section and (ii) the Close of Business on the tenth day following the first Public Announcement of the general requirements of this section of This By-Law. All other requirements of this section of This By-Law shall strictly apply to such notice and any such Nominating Shareholder.

(i)	Notwithstanding the foregoing, the Board may, in its sole discretion, waive any or all requirements in this Section 4.6.

For purposes of this Section 4.6,

“Affiliate”, when used to indicate a relationship with a specific person, shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person;

“Associate”, when used to indicate a relationship with a specified person, shall mean (i) a body corporate of which that person beneficially owns or controls, directly or indirectly, shares or securities currently convertible into shares carrying more than 10% of the voting rights under all circumstances or by reason of the occurrence of an event that has occurred and is continuing, or a currently exercisable option or right to purchase such shares or such convertible securities, (ii) a partner of that person acting on behalf of the partnership of which they are partners, (iii) a trust or estate or succession in which that person has a substantial beneficial interest or in respect of which that person serves as a trustee or liquidator of the succession or in a similar capacity, (iv) a spouse of that person or an individual who is cohabiting with that person in a conjugal relationship, having so cohabited for a period of at least one year, (v) a child of that person or of the spouse or individual referred to in clause (iv) and (vi) a relative of that person or of the spouse or individual referred to in clause (iv), if that relative has the same residence as that person;

“beneficially owns” or “beneficially owned” means, in connection with the ownership of shares in the capital of the Corporation by a person, (i) any such shares as to which such person or any of such person’s Affiliates or Associates owns at law or in equity, or has the right to acquire or become the owner at law or in equity, where such right is exercisable immediately or after the passage of time and whether or not on condition or the happening of any contingency or the making of any payment, upon the exercise of any conversion right, exchange right or purchase right attaching to any securities, or pursuant to any agreement, arrangement, pledge or understanding whether or not in writing; (ii) any such shares as to which such person or any of such person’s Affiliates or Associates has the right to vote, or the right to direct the voting, where such right is exercisable immediately or after the passage of time and whether or not on condition or the happening of any contingency or the making of any payment, pursuant to any agreement, arrangement, pledge or understanding whether or not in writing; (iii) any such shares which are beneficially owned, directly or indirectly, by a Counterparty (or any of such Counterparty’s Affiliates or Associates) under any Derivatives Contract (without regard to any short or similar position under the same or any other Derivatives Contract) to which such person or any of such person’s Affiliates or Associates is a Receiving Party; provided, however that the number of shares that a person beneficially owns pursuant to this clause (iii) in connection with a particular Derivatives Contract shall not exceed the number of Notional Securities with respect to such Derivatives Contract; provided, further, that the number of securities owned beneficially by each Counterparty (including their respective Affiliates and Associates) under a Derivatives Contract shall for purposes of this clause be deemed to include all securities that are owned beneficially, directly or indirectly, by any other Counterparty (or any of such other Counterparty’s Affiliates or Associates) under any Derivatives Contract to which such first Counterparty (or any of such first Counterparty’s Affiliates or Associates) is a Receiving Party and this proviso shall be applied to successive Counterparties as appropriate; and (iv) any such shares which are owned beneficially within the meaning of this definition by any other person with whom such person is acting jointly or in concert with respect to the Corporation or any of its securities; and

“Derivatives Contract” shall mean a contract between two parties (the “Receiving Party” and the “Counterparty”) that is designed to expose the Receiving Party to economic benefits and risks that correspond substantially to the ownership by the Receiving Party of a number of shares in the capital of the Corporation or securities convertible into such shares specified or referenced in such contract (the number corresponding to such economic benefits and risks, the “Notional Securities”), regardless of whether obligations under such contract are required or permitted to be settled through the delivery of cash, shares in the capital of the Corporation or securities convertible into such shares or other property, without regard to any short position under the same or any other Derivatives Contract. For the avoidance of doubt, interests in broad-based index options, broad-based index futures and broad-based publicly traded market baskets of stocks approved for trading by the appropriate governmental authority shall not be deemed to be Derivatives Contracts.

4.7 Vacation of Office. A Director ceases to hold office on death, on removal from office by the shareholders, on ceasing to be qualified for election or appointment as a Director, on receipt by the Corporation of a written resignation of such Director, or, if a time is specified in such resignation, at the time so specified, whichever is later.

4.8 Vacancies. Subject to the Act, a quorum of the Board may appoint a qualified individual to fill a vacancy in the Board.

4.9 Appointment of Additional Directors. Unless the Articles of the Corporation otherwise provide, the Directors may, within the maximum number permitted by the Articles, appoint one or more additional Directors, who shall hold office for a term expiring not later than the close of the next annual meeting of the shareholders, but the total number of Directors so appointed may not exceed one third of the number of Directors elected at the previous annual meeting of shareholders.

4.10 Action by the Board. The Board shall manage or supervise the management of the business and affairs of the Corporation. The powers of the Board may be exercised at a meeting of the Board (subject to Sections 4.11 and 4.12) at which a quorum is present or by resolution in writing signed by all the Directors entitled to vote on that resolution at a meeting of the Board. Any such resolution in writing may be signed in counterparts and if signed as of any date shall be deemed to have been passed on such date. If there is a vacancy in the Board, the remaining Directors may exercise all the powers of the Board so long as a quorum remains in office.

4.11 Canadian Directors Present at Meetings. Subject to the Act, the Board shall not transact business at a meeting, other than filling a vacancy in the Board, unless at least 25% of the Directors present are resident Canadians, or if the Corporation has fewer than four Directors, at least one of the Directors present is a resident Canadian, except where:

(a)	a resident Canadian Director who is unable to be present approves in writing, or by telephonic, electronic or other communication facility, the business transacted at the meeting; and

(b)	the required number of resident Canadians would have been present had that Director been present at the meeting.

4.12 Meeting by Telephone or Electronic Facility. Subject to the Act, if all the Directors consent thereto generally, or if all the Directors present at or participating in a particular meeting consent thereto, a Director may participate in a meeting of the Board or of a committee of the Board by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting, and a Director participating in such a meeting by such means is deemed to be present at the meeting. Any such consent shall be effective whether given before or after the meeting to which it relates and may be given with respect to all meetings of the Board and of committees of the Board.

4.13 Place of Meetings. Meetings of the Board may be held at any place.

4.14 Calling of Meetings. Meetings of the Board shall be held from time to time at such time and at such place as the Board, the chair of the Board, the chief executive officer or any two Directors may determine.

4.15 Notice of Meeting. Notice of the time and place of each meeting of the Board shall be given in the manner provided in Section Eleven to each Director not less than 48 hours before the time the meeting is to be held. No notice of a meeting of the Board shall be necessary if all the Directors in office are present or if those absent waive notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called. A notice of a meeting of the Board need not specify the purpose of or the business to be transacted at the meeting except where the Act requires such purpose or business to be specified.

4.16 First Meeting of New Board. Provided a quorum of Directors is present, each newly elected Board may without notice hold its first meeting immediately following the Meeting of Shareholders at which such Board is elected.

4.17 Adjourned Meeting. Notice of an adjourned meeting of the Board is not required if the time and place of the adjourned meeting is announced at the original meeting.

4.18 Regular Meetings. The Board may appoint a day or days in any month or months for regular meetings of the Board at a place and hour to be named. A copy of any resolution of the Board fixing the place and time of such regular meetings shall be sent to each Director promptly after being passed, but no other notice shall be required for any such regular meeting except where the Act requires the purpose of the regular meeting or the business to be transacted at it to be specified.

4.19 Chair of the Board. The Board shall appoint a Director as the chair of the Board. The chair of the Board shall have such other powers and duties as the Board may specify.

4.20 Board Meeting Chair. The chair of any meeting of the Board shall be the first mentioned of the following as have been appointed and who is a Director and is present at the meeting: chair of the Board or the chief executive officer. If no such individual is present, the Directors present shall choose one of their number to be chair.

4.21 Quorum. Subject to Section 4.11, the quorum for the transaction of business at any meeting of the Board shall be a majority of the number of Directors.

4.22 Votes to Govern. At all meetings of the Board every question shall be decided by a majority of the votes cast on the question. In case of an equality of votes, the chair of the meeting shall not be entitled to a second or casting vote.

4.23 Conflict of Interest. A Director shall disclose to the Corporation, in the manner and to the extent provided by the Act, any interest that such Director has in a material contract or transaction, whether made or proposed, with the Corporation, if such Director (a) is a party to the contract or transaction, (b) is a director or an officer, or an individual acting in a similar capacity, of a party to the contract or transaction, or (c) has a material interest in a party to the contract or transaction. Such a Director shall not vote on any resolution to approve the same except as provided by the Act.

4.24 Remuneration and Expenses. The Directors shall be paid such remuneration for their services as the Board may from time to time determine. Subject to Section 4.3, nothing in This By-Law shall preclude any Director from serving the Corporation in any other capacity and receiving remuneration therefor.

Section Five

COMMITTEES

5.1 Committees of the Board. The Board may appoint, from among its number, one or more committees of the Board, however designated, and delegate to any such committee any of the powers of the Board except those which pertain to items which, under the Act, a committee of the Board has no authority to exercise.

5.2 Transaction of Business. The powers of a committee of the Board may be exercised by a meeting at which a quorum is present or by resolution in writing signed by all members of such committee who would have been entitled to vote on that resolution at a meeting of the committee. Meetings of such committee may be held at any place.

5.3 Audit Committee. The Board shall appoint annually, from among its number, an audit committee to be composed of not fewer than three Directors who meet the applicable requirements as may be specified by the Act, applicable securities laws and applicable stock exchange requirements. The audit committee shall have the powers and duties provided in the Act and in applicable securities laws and in addition, such other powers and duties as the Board may determine.

5.4 Advisory Bodies. The Board may from time to time appoint such advisory bodies as it may deem advisable.

5.5 Quorum and Procedure. Unless otherwise determined by the Board, each committee and advisory body shall have the power to fix its quorum at not less than a majority of its members, elect its chair and regulate its procedure.

Section Six

OFFICERS

6.1 Appointment. The Board may, without limit to their powers with respect to appointment of officers contained in the laws governing the Corporation, and in accordance with applicable securities laws and applicable stock exchange requirements, from time to time appoint a chair of the Board, a chief executive officer, a president, one or more vice-presidents (to which title may be added words indicating seniority or function), a secretary, a treasurer and such other officers as the Board may determine, including one or more assistants to any of the officers so appointed. Subject to applicable securities laws and applicable stock exchange rules, one person may hold more than one office. The Board may specify the duties of and, in accordance with This By-Law and subject to the Act, delegate to such officers powers to manage the business and affairs of the Corporation. An officer may but need not be a Director.

6.2 Powers and Duties of Officers. The powers and duties of all officers shall be in accordance with the terms of their engagement or as the Board may specify. The Board may, from time to time and subject to the provisions of the Act, vary, add to or limit the powers and duties of any officer. Any of the powers and duties of an officer to whom an assistant has been appointed may be exercised and performed by such assistant, unless the Board otherwise directs. To the extent not otherwise so specified or delegated, and subject to the Act, the duties and powers of the officers of the Corporation shall be those usually pertaining to their respective offices.

6.3 Term of Office. The Board, in its discretion, may remove any officer of the Corporation. Otherwise each officer appointed by the Board shall hold office until a successor is appointed or until the officer resigns.

6.4 Agents and Attorneys. The Corporation, by or under the authority of the Board, shall have power from time to time to appoint agents or attorneys for the Corporation in or outside Canada with such powers (including the power to subdelegate) of management, administration or otherwise as the Board thinks fit.

6.5 Conflict of Interest. An officer who is a party to, or who is a director or officer of or has a material interest in any person who is a party to, a material contract or material transaction, whether made or proposed, with the Corporation shall disclose to the Corporation the nature and extent of that interest at the time and in the manner provided by the Act.

Section Seven

PROTECTION OF DIRECTORS, OFFICERS AND OTHERS

7.1 Limitation of Liability. All Directors and officers of the Corporation in exercising their powers and discharging their duties shall act honestly and in good faith with a view to the best interests of the Corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Subject to the foregoing and provided that nothing herein shall relieve any Director or officer from the duty to act in accordance with the Act, no Director or officer shall be liable:

(a)	for the acts, omissions, failures, neglects or defaults of any other Director, officer or employee;

(b)	for any loss, damage or expense incurred by the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation;

(c)	for the insufficiency or deficiency of any security in or upon which any of the moneys of the Corporation shall be invested;

(d)	for any loss, damage or expense arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the money, securities or effects of the Corporation shall be deposited;

(e)	for any loss, damage or expense arising from any error of judgment or oversight on the part of such Director or officer; or

(f)	for any other loss, damage or expense arising from the execution of the duties of office or in relation thereto.

7.2 Indemnity.

(1) Subject to the Act and to Section 7.2(2), the Corporation shall:

(a)	indemnify any individual who is or was a Director or officer of the Corporation and any individual who acts or acted at the Corporation’s request as a director or officer (or any individual acting in a similar capacity) of another entity, against all costs, charges and expenses, including, without limitation, an amount paid to settle an action or satisfy a judgment, reasonably incurred by any such individual in respect of any civil, criminal, administrative, investigative or other proceeding in which such individual is involved because of their association with the Corporation or such other entity; and

(b)	advance money to a Director, officer or other individual for the costs, charges, and expenses of a proceeding referred to in Section 7.2(1)(a). The individual shall repay the money if it is finally determined by a court, tribunal or other trier of fact with jurisdiction over the matter that such individual does not fulfil the conditions of Section 7.2(2).

(2) The Corporation shall not indemnify an individual under Section 7.2(1) unless such individual:

(a)	acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the other entity for which such individual acted as a director or officer (or in a similar capacity) at the Corporation’s request; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that such individual’s conduct was lawful.

(3) The Corporation shall also indemnify any individuals referred to in Section 7.2(1)(a) in such other circumstances as the Act or law permits or requires. Nothing in This By-Law shall limit the right of any individual entitled to indemnity to claim indemnity apart from the provisions of This By-Law.

7.3 Insurance. Subject to the Act, the Corporation may purchase and maintain such insurance for the benefit of any individual referred to in Section 7.2(1)(a) as the Board may from time to time determine.

Section Eight

SHARES

8.1 Options or Rights. Subject to the Act and the Articles, the Board may issue or grant options or other rights to purchase the whole or any part of the authorized and unissued shares of the Corporation at such times and to such persons and for such consideration as the Board shall determine, provided that no share shall be issued until it is fully paid as provided by the Act.

8.2 Commissions. The Board may from time to time authorize the Corporation to pay a reasonable commission to any person in consideration of such person purchasing or agreeing to purchase shares of the Corporation, whether from the Corporation or from any other person, or procuring or agreeing to procure purchasers for any such shares.

8.3 Dealing with Registered Holders. Subject to the Act, the Corporation may treat the registered holder of any share of the Corporation as the person exclusively entitled to vote, to receive notices, to receive any dividend or other payment in respect of the share, and otherwise to exercise all the rights and powers of an owner of the share.

8.4 Share Certificates. Every holder of one or more shares of the Corporation shall be entitled, at the holder’s option, to a share certificate stating the number and class or series of shares held by such holder as shown in the securities register. Subject to the Act, to the extent that shares are represented by certificates, such certificates shall be in such form as the Board may from time to time approve and need not be under corporate seal. Any such certificate shall be signed in accordance with section 2.4. Every such printed or mechanically reproduced signature shall for all purposes be deemed to be the signature of the officer whose signature it reproduces and shall be binding upon the Corporation. A certificate executed as aforesaid shall be valid notwithstanding that a signing officer whose printed or mechanically reproduced signature appears thereon no longer holds office at the date of issue of the certificate. Notwithstanding the foregoing, unless the Board otherwise determines, certificates in respect of which a registrar, transfer agent, branch transfer agent or issuing or other authenticating agent has been appointed shall not be valid unless countersigned by or on behalf of such registrar, transfer agent, branch transfer agent or issuing or other authenticating agent.

8.5 Replacement of Share Certificates. The Board, or any officer or agent designated by the Board, may direct the issue of a new share or other such certificate in lieu of and upon cancellation of a certificate that has been mutilated or in substitution for a certificate claimed to have been lost, apparently destroyed or wrongfully taken, on payment of such reasonable fee and on such terms as to indemnity, reimbursement of expenses and evidence of loss and of title as the Board may from time to time prescribe, whether generally or in any particular case.

8.6 Joint Shareholders. If two or more persons are registered as joint holders of any share of the Corporation, the Corporation shall not be bound to issue more than one certificate in respect of such share, and delivery of such certificate to one of such persons shall be sufficient delivery to all of them. Any one of such persons may give effectual receipts for the certificate issued in respect of such share or for any dividend, bonus, return of capital or other money payable or warrant issuable in respect of such share.

8.7 Deceased Shareholders. In the event of the death of a holder, or of one of the joint holders, of any share of the Corporation, the Corporation shall not be required to make any entry in the securities register in respect of the death or to make any dividend or other payments in respect of the share except upon production of all such documents as may be required by law and upon compliance with the reasonable requirements of the Corporation and its transfer agents.

8.8 Transfer Agents and Registrars. The Corporation may from time to time, in respect of each class of securities issued by it, appoint a trustee, transfer or other agent to keep the securities register and the register of transfers and a registrar, trustee or agent to maintain a record of issued security certificates and may appoint one or more persons or agents to keep branch registers, and, subject to the Act, one person may be appointed to keep the securities register, register of transfers and the records of any issued security certificates. Such appointment may be terminated at any time by the Board.

8.9 Electronic Book-Based or Other Non-Certificated Registered Positions. For greater certainty, but subject to subsection 49(1) of the Act, a registered shareholder may have their holdings of shares evidenced by an electronic, book-based, direct registration service or other non-certificated entry or position on the register of shareholders to be kept by the Corporation in place of a physical share certificate pursuant to a registration system that may be adopted by the Corporation, in conjunction with its transfer agent. This By-Law shall be read such that a registered holder of shares of the Corporation pursuant to any such electronic, book-based, direct registration service or other non-certificated entry or position shall be entitled to all of the same benefits, rights, entitlements and shall incur the same duties and obligations as a registered holder of shares evidenced by a physical share certificate. The Corporation and its transfer agent may adopt such policies and procedures and require such documents and evidence as they may determine necessary or desirable in order to facilitate the adoption and maintenance of a share registration system by electronic, book-based, direct registration system or other non-certificated means.

Section Nine

DIVIDENDS

9.1 Dividends. Subject to the Act, the Board may from time to time declare dividends payable to the shareholders according to their respective rights and interests in the Corporation. Dividends may be paid in money or property or by issuing fully paid shares of the Corporation. Any dividend unclaimed after a period of six years from the date on which it has been declared to be payable shall be forfeited and shall revert to the Corporation.

9.2 Wire Transfers or Cheques. Unless the Board otherwise determines, a dividend payable in money shall be paid, at the Corporation’s option, by (a) wire transfer, or (b) cheque to the order of each registered holder of shares of the class or series in respect of which it has been declared, and (i) sent, if by wire transfer, to such registered holder as per the wire instructions provided by such holder in the Corporation’s securities register, or (ii) mailed by prepaid ordinary mail, if by cheque, to such registered holder at the address of such holder in the Corporation’s securities register, unless such holder otherwise directs. The issuance of the wire transfer or the mailing of such cheque as aforesaid, unless the same is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold.

9.3 Non-Receipt of Wire Transfers or Cheques. In the event of non-receipt of any dividend wire transfer or cheque by the person to whom it is sent as aforesaid, the Corporation shall issue to such person a wire transfer or a cheque for a like amount on such terms as to indemnity, reimbursement of expenses and evidence of non-receipt and of title as the Board may from time to time prescribe, whether generally or in any particular case.

9.4 Record Date for Dividends. The Board may, within the period prescribed by the Act, fix in advance a date as the record date for the purpose of determining shareholders entitled to receive payment of a dividend. Notice of the record date shall be given within the period prescribed by the Act in the manner provided by the Act. If no record date is so fixed, the record date for the determination of the shareholders entitled to receive payment of any dividend shall be at the Close of Business on the day on which the Board passes the resolution relating to such dividend.

Section Ten

MEETINGS OF SHAREHOLDERS

10.1 Annual Meetings. Subject to the Act, the Board shall call an annual meeting of shareholders: (a) not later than 18 months after the Corporation comes into existence; and (b) subsequently, not later than 15 months after holding the last preceding annual meeting, but no later than six months after the end of the Corporation’s preceding financial year, unless such longer period is permitted under the Act, applicable securities laws and applicable stock exchange requirements. The annual meeting of shareholders shall be held for the purpose of considering the financial statements and reports required by the Act to be placed before the annual meeting of shareholders, electing Directors, appointing auditors and for the transaction of such other business as may properly be brought before the annual meeting of shareholders.

10.2 Special Meetings. The Board shall have power to call a special meeting of shareholders at any time.

10.3 Participation in Meeting by Electronic Means. Any person entitled to attend a Meeting of Shareholders may participate in it, in accordance with the Act, by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the Meeting of Shareholders, if the Corporation makes available such a communication facility. A person participating in a Meeting of Shareholders by such means is deemed for the purposes of the Act to be present at the Meeting of Shareholders.

10.4 Place of Meetings. Meetings of Shareholders shall be held at any location within Canada as the Board shall so determine. A Meeting of Shareholders may be held at a place outside Canada if the place is specified in the Articles or all the shareholders entitled to vote at the Meeting of Shareholders agree that the Meeting of Shareholders is to be held at that place. A shareholder who attends a Meeting of Shareholders held outside Canada is deemed to have agreed to it being held outside Canada except when the shareholder attends the Meeting of Shareholders for the express purpose of objecting to the transaction of any business on the grounds that the Meeting of Shareholders is not lawfully held. A Meeting of Shareholders held under Section 10.5 shall be deemed to be held at the place where the registered office of the Corporation is located.

10.5 Meetings by Electronic Means. If the Directors or the shareholders of the Corporation call a Meeting of Shareholders pursuant to the Act, those Directors or shareholders, as the case may be, may determine that the Meeting of Shareholders shall be held, in accordance with the Act, entirely by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the Meeting of Shareholders.

10.6 Notice of Meetings. Notice of the time and place of each Meeting of Shareholders shall be given in the manner provided in Section Eleven within the period prescribed by the Act to each Director, to the auditor, and to each shareholder who at the Close of Business on the record date for notice is entered in the securities register as the holder of one or more shares carrying the right to vote at the Meeting of Shareholders. Notice of a Meeting of Shareholders called for any purpose other than consideration of the financial statements and auditor’s report, election of Directors and reappointment of the incumbent auditor shall state the nature of such business in sufficient detail to permit the shareholder to form a reasoned judgment thereon and shall state the text of any special resolution to be submitted to the Meeting of Shareholders.

10.7 List of Shareholders Entitled to Notice. For every Meeting of Shareholders, the Corporation shall prepare a list of shareholders entitled to receive notice of the Meeting of Shareholders, arranged in alphabetical order and showing the number of shares held by each shareholder entitled to vote at the Meeting of Shareholders, within the period prescribed by the Act. If a record date for notice of the Meeting of Shareholders is fixed pursuant to Section 10.8, the shareholders listed shall be those registered at the Close of Business on such record date. If no record date for notice is fixed, the shareholders listed shall be those registered at the Close of Business on the day immediately preceding the day on which notice of the Meeting of Shareholders is given or, if no such notice is given, on the day on which the Meeting of Shareholders is held. The list shall be available for examination by any shareholder during usual business hours at the registered office of the Corporation or at the place where the central securities register is maintained, and at the Meeting of Shareholders for which the list was prepared. If a separate list of shareholders has not been prepared, the names of persons appearing in the securities register at the requisite time as the holder of one or more shares carrying the right to vote at such Meeting of Shareholders shall be deemed to be a list of shareholders.

10.8 Record Date for Notice. The Board may, within the period prescribed by the Act, fix in advance a date as the record date for determination of the shareholders (a) entitled to receive notice of a Meeting of Shareholders and (b) entitled to vote at a Meeting of Shareholders. Unless waived in accordance with the Act, notice of any such record date shall be given within the period prescribed by the Act before such record date, by newspaper advertisement in the manner provided in the Act. If no record date is fixed, then such record date for the determination of the shareholders entitled to receive notice of the Meeting of Shareholders shall be at the close of business on the day immediately preceding the day on which the notice is given or, if no notice is given, the day on which the Meeting of Shareholders is held.

10.9 Chair, Secretary and Scrutineers. The chair of any Meeting of Shareholders shall be the first mentioned of such of the following as has been appointed and who is present at the Meeting of Shareholders: chair of the Board, chief executive officer, president, any director, or a vice-president who is a shareholder. If no such individual is present within 15 minutes from the time fixed for holding the Meeting of Shareholders or if all such persons present decline to take the chair, the persons present and entitled to vote shall choose a person from their number to be chair. If the secretary of the Corporation is absent, the chair shall appoint some person, who need not be a shareholder, to act as secretary of the Meeting of Shareholders. The chair of any Meeting of Shareholders may appoint one or more persons (who need not be shareholders) to act as scrutineer or scrutineers at the Meeting of Shareholders.

10.10 Persons Entitled to be Present. The only persons entitled to be present at a Meeting of Shareholders shall be those entitled to vote at the Meeting of Shareholders, the Directors and auditors of the Corporation and others who, although not entitled to vote, are entitled or required under any provision of the Act, the Articles or the By-Laws to be present at the Meeting of Shareholders. Any other person may be admitted only on the invitation of the chair of the Meeting of Shareholders or with the consent of the majority of shareholders at the Meeting of Shareholders.

10.11 Quorum. A quorum for the transaction of business at any Meeting of Shareholders shall be at least two persons present at the Meeting of Shareholders, each being a shareholder entitled to vote at the Meeting of Shareholders or a duly appointed proxyholder or representative for a shareholder so entitled, who, together, hold or represent by proxy, shares of the Corporation having not less than 25% of the outstanding votes entitled to be cast at the Meeting of Shareholders. If a quorum is present at the opening of any Meeting of Shareholders, the shareholders present or represented may proceed with the business of the Meeting of Shareholders notwithstanding that a quorum is not present throughout the Meeting of Shareholders. If a quorum is not present at the opening of any Meeting of Shareholders, the shareholders present or represented may adjourn the Meeting of Shareholders to a fixed time and place but may not transact any other business.

10.12 Right to Vote. Every person named in the list referred to in Section 10.7 shall be entitled to vote the shares shown thereon opposite such person’s name at the Meeting of Shareholders to which such list relates.

10.13 Proxyholders and Representatives. Every shareholder entitled to vote at a Meeting of Shareholders may appoint a proxyholder, or one or more alternate proxyholders, to attend and act as the shareholder’s representative at the Meeting of Shareholders in the manner and to the extent authorized and with the authority conferred by the proxy. A proxy shall be in writing executed by the shareholder or the shareholder’s attorney authorized in writing and shall conform with the requirements of the Act. Alternatively, every such shareholder which is a body corporate or association may authorize by resolution of its directors or governing body an individual to represent it at a Meeting of Shareholders and such individual may exercise on the shareholder’s behalf all the powers it could exercise if it were an individual shareholder. The authority of such an individual shall be established by depositing with the Corporation a certified copy of such resolution, or in such other manner as may be satisfactory to the secretary of the Corporation or the chair of the Meeting of Shareholders. Any such proxyholder or representative need not be a shareholder.

10.14 Time for Deposit of Proxies. The Board may specify in a notice calling a Meeting of Shareholders a time not exceeding the time of such Meeting of Shareholders by more than 48 hours, excluding Saturdays and holidays, preceding any Meeting of Shareholders or adjournment of it before which time proxies to be used at such Meeting of Shareholders must be deposited with the Corporation or its agent. A proxy shall be acted upon only if, prior to the time so specified, it shall have been deposited with the Corporation or an agent of it specified in such notice or if, no such time having been specified in such notice, it has been received by the secretary of the Corporation or by the chair of the Meeting of Shareholders or any adjournment of it prior to the time of voting.

10.15 Joint Shareholders. If two or more persons hold shares jointly, any one of them present in person or duly represented at a Meeting of Shareholders may, in the absence of the other or others, vote the shares, but if two or more of those persons are present in person or represented and vote, they shall vote as one the shares jointly held by them.

10.16 Votes to Govern. At any Meeting of Shareholders every question shall, unless otherwise required by the Articles or the By-Laws, be determined by a majority of the votes cast on the question. In case of an equality of votes, either upon a show of hands or upon a poll, the chair of the Meeting of Shareholders shall not be entitled to a second or casting vote.

10.17 Show of Hands. Subject to the Act, any question at a Meeting of Shareholders shall be decided by a show of hands, unless a ballot is required or demanded for such question as provided in This By-Law. Upon a show of hands every person who is present and entitled to vote shall have one vote, subject to any provision of the Act restricting the ability of a proxyholder or alternate proxyholder to vote by way of show of hands where such person has conflicting instructions from more than one shareholder. Whenever a vote by show of hands shall have been taken upon a question, unless a ballot is required or demanded for such question, a declaration by the chair of the Meeting of Shareholders that the vote upon the question has been carried or carried by a particular majority or not carried and an entry to that effect in the minutes of the Meeting of Shareholders shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against any resolution or other proceeding in respect of such question, and the result of the vote so taken shall be the decision of the shareholders upon such question. Any vote referred to in this Section 10.17 may be held, in accordance with the Act, partly or entirely by means of a telephonic, electronic or other communication facility, if the Corporation makes available such a communication facility. Any person participating in a Meeting of Shareholders under Sections 10.3 or 10.4 and entitled to vote at that Meeting of Shareholders may vote by means of the telephonic, electronic or other communication facility that the Corporation has made available for that purpose.

10.18 Ballots. On any question proposed for consideration at a Meeting of Shareholders, and whether or not a show of hands has been taken upon such question, the chair may require a ballot or any person who is present and entitled to vote on such question at the Meeting of Shareholders may demand a ballot. A ballot so required or demanded shall be taken in such manner as the chair shall direct. A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot. If a ballot is taken, each person present shall be entitled, in respect of the shares which such person is entitled to vote at the Meeting of Shareholders upon the question, to that number of votes provided by the Act or the Articles, and the result of the ballot so taken shall be the decision of the shareholders upon such question.

10.19 Adjournment. The chair at a Meeting of Shareholders may, with the consent of the Meeting of Shareholders and subject to such conditions as the Meeting of Shareholders may decide, adjourn the Meeting of Shareholders from time to time and from place to place. If a Meeting of Shareholders is adjourned for less than 30 days, it shall not be necessary to give notice of the adjourned Meeting of Shareholders, other than by announcement at the earliest Meeting of Shareholders that is adjourned. Subject to the Act, if a Meeting of Shareholders is adjourned by one or more adjournments for an aggregate of 30 days or more, notice of the adjourned Meeting of Shareholders shall be given as for an original Meeting of Shareholders.

Section Eleven

NOTICES

11.1 Method of Giving Notices. Any notice (which term includes any communication or document) to be given (which term includes sent, delivered or served) pursuant to the Act, the Articles, the By-Laws or otherwise to a shareholder, Director, officer, auditor or member of a committee of the Board shall be sufficiently given (a) if delivered personally to the person to whom it is to be given, (b) if mailed to such person at the person’s Recorded Address by prepaid mail, or (c) if transmitted by electronic means in accordance with the Act. A notice so delivered shall be deemed to have been given and received when it is delivered personally or to the Recorded Address; a notice so mailed shall be deemed to have been given when deposited in a post office or public letter box and deemed received at the time it would be delivered in the ordinary course of mail; and a notice so sent by any means of transmitted or recorded communication shall be considered given and received at the times prescribed by the Act. The secretary may change or cause to be changed the Recorded Address of any shareholder, Director, officer, auditor or member of a committee of the Board in accordance with any information believed by the secretary to be reliable.

11.2 Notice to Joint Shareholders. If two or more persons are registered as joint holders of any share, any notice may be addressed to all such joint holders, but notice addressed to one of such persons shall be sufficient notice to all of them.

11.3 Computation of Time. In computing the date when notice must be given under any provision requiring a specified number of days’ notice of any meeting or other event, the day of giving the notice shall be excluded and the day of the meeting or other event shall be included.

11.4 Undelivered Notices. If any notice given to a shareholder pursuant to Section 11.1 is returned on two consecutive occasions because the shareholder cannot be found, the Corporation shall not be required to give any further notices to such shareholder until informed in writing by the shareholder of a new address.

11.5 Omissions and Errors. The accidental omission to give any notice to any shareholder, Director, officer, auditor or member of a committee of the Board or the non-receipt of any notice by any such person or any error in any notice not affecting the substance of the notice shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise founded on the notice.

11.6 Persons Entitled by Death or Operation of Law. Every person who, by operation of law, transfer, death of a shareholder or any other means whatsoever, becomes entitled to any share, shall be bound by every notice in respect of such share which shall have been duly given to the shareholder from whom such person derives title to such share prior to the name and address of such person being entered on the securities register (whether such notice was given before or after the happening of the event upon which such person became so entitled) and prior to such person furnishing to the Corporation the proof of authority or evidence of entitlement prescribed by the Act.

11.7 Waiver of Notice. Any shareholder, proxyholder, Director, officer, auditor or member of a committee of the Board, or any other person entitled to receive notice of a Meeting of Shareholders or any other notice from the Corporation, may at any time waive any notice, or waive or abridge the time for any notice, required to be given to such person under the Act, the Articles, the By-Laws or otherwise. Any such waiver or abridgement, whether given before or after the meeting or other event of which notice is required to be given, shall cure any default in the giving or in the time of such notice, as the case may be. Any such waiver or abridgement shall be in writing, except a waiver of notice of a Meeting of Shareholders or of the Board or a committee of the Board may be given in any manner.

11.8 Electronic Documents. A requirement under the By-Laws that a notice, document or other information be provided in writing may be satisfied by providing an electronic document and a requirement under the By-Laws for a signature or that a document be executed, in relation to an electronic document, may be satisfied, in each case, if the requirements in the Act in respect thereof are met.

Section Twelve

FORUM SELECTION

12.1 Forum of Adjudication of Certain Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, the Superior Court of Justice of the Province of Ontario, Canada and the appellate courts therefrom (or, failing such court, any other “court” (as defined in the Act) having jurisdiction and the appellate Courts therefrom), shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Corporation to the Corporation; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the Act or the articles or the By-Laws (as either may be amended from time to time); or (iv) any action or proceeding asserting a claim otherwise related to the “affairs” (as defined in the Act) of the Corporation, provided that this Section Twelve shall not apply to any action brought to enforce any liability or duty created by the U.S. Securities Exchange Act of 1934, as amended, or the U.S. Securities Act of 1933, as amended, including the respective rules and regulations promulgated thereunder, or any other claim under U.S. securities law for which the United States federal or state courts have exclusive jurisdiction. If any action or proceeding the subject matter of which is within the scope of the preceding sentence is filed in a Court other than a Court located within the Province of Ontario (a “Foreign Action”) in the name of any security holder, such security holder shall be deemed to have consented to (a) the personal jurisdiction of the provincial and federal Courts located within the Province of Ontario in connection with any action or proceeding brought in any such Court to enforce the preceding sentence and (b) having service of process made upon such security holder in any such action or proceeding by service upon such security holder’s counsel in the Foreign Action as agent for such security holder.

Section Thirteen

EFFECTIVE DATE AND REPEAL

13.1 Effective Date. This By-Law shall come into force when made by the Board in accordance with the Act.

13.2 Repeal. All previous by-laws of the Corporation are repealed as of the coming into force of This By-Law. Such repeal shall not affect the previous operation of any by-law so repealed or affect the validity of any act done or right, privilege, obligation or liability acquired or incurred under, or the validity of any contract or agreement made pursuant to, or the validity of any articles (as defined in the Act) or predecessor charter documents of the Corporation obtained pursuant to, any such by-law prior to its repeal. All officers and persons acting under any by-law so repealed shall continue to act as if appointed under the provisions of This By-Law and all resolutions of the shareholders or the Board or a committee of the Board with continuing effect passed under any repealed by-law shall continue to be good and valid except to the extent inconsistent with This By-Law and until amended or repealed.

This By-Law was made by the Directors on ______________, 2025, and was confirmed without variation by the shareholders of the Corporation on ____________, 2025.

Authorized Representative